EXHIBIT 10.1

SUMMARY DESCRIPTION OF THE DIXIE GROUP, INC.

2009 ANNUAL INCENTIVE PLAN

The following is a description of the Company’s 2009 Incentive Plan (“Plan”) for its executive officers (including all individuals who are “named executive officers” for purposes of the Summary Compensation Table disclosures required in the Company’s annual Proxy Statement).

Cash Incentive Awards

For 2009, any cash incentive award that is made, will be at the discretion of the Compensation Committee, and not part of a structured incentive plan.

Primary Long-Term Incentive Awards and Career Shares

A Primary Long-Term Incentive Award will be made in restricted shares to each executive officer, the value of which will be equal to 35% of the executive’s base salary as of the beginning of 2009 plus any discretionary cash incentive award paid for such year.  Career Shares will be awarded to each executive officer as an award of restricted stock valued at 20% of such officer’s base salary as of the beginning of 2009.  Such awards will be valued based on the market price of the Company’s common stock at the time of grant of the award, subject, however, to a $5.00 per share minimum value.  The number of shares issued also may be reduced prorata based on the total number of shares available for issue on the grant date under the Company’s 2006 Stock Awards Plan.

Primary Long-Term Incentive Awards will vest over 3 years, and career shares will vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained the career shares for 24 months following the grant date, subject to accelerated vesting or forfeiture as described below.  For any participant who becomes age 60 (or any participant who is already age 60 at the time of an award) restricted shares will vest equally over the stated vesting or retention period (three years in the case of Primary Long-Term Incentive awards and two years in the case of Career Shares awards; provided, that in no case will such awards be issued later than two and one half months following the year in which such awards vests or are no longer subject to substantial risk of forfeiture.

Special Conditions to Awards

The Primary Long-Term Incentive Awards will only be made if the Company’s continuing operations are profitable.  Death, disability or a change in control of the Company will cause immediate vesting of all restricted stock issued as Career Shares and as Primary Long-Term Incentive share awards.  Termination without cause will result in immediate vesting of all Career Share Awards, and acceleration of vesting of

Primary Long-Term Incentive Share Awards to the extent such shares have been expensed by the Company. Voluntary termination of employment prior to retirement, or termination of employment for cause will result in the immediate forfeiture of all unvested awards under the Plan.  Upon an executive’s retirement vesting will accelerate to the extent that the Company has recognized compensation expense related to the shares.

Compensation Committee Oversight of Payments

The Compensation Committee has the authority to review and certify the achievement of the performance goals and to administer and interpret the Incentive Compensation Plan.